EXHIBIT 5


                                            March 29, 2007

RADVision Ltd.
24 Raul Wallenberg Street
Tel Aviv, 69719
Israel

               Re:  RADVision Ltd.
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Ladies and Gentlemen:

     As counsel to RADVision Ltd. (the "Company"), I refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on behalf of RADVision Ltd. (the "Company"), relating to 1,178,666 of the Company's Ordinary Shares, NIS 0.1 nominal value per share (the "Shares"), issuable upon the exercise of options previously granted or to be granted in the future under the Company's 2000 Employee Stock Option Plan (the "Plan").

     I am a member of the Israel Bar and express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

     In rendering this opinion on the matters hereinafter set forth, I have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents, as I have deemed relevant as a basis for our opinion hereinafter expressed.

     Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized for issuance under the Plan and, when paid for and issued in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.




                                            Very truly yours,

                                            /s/Arnold Taragin
                                            Arnold Taragin, Esq.